UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2014

IDEXX LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(ZIP Code)

207.556.0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2014, IDEXX Laboratories, Inc. (the “Company”) entered into a Multicurrency Note Purchase and Private Shelf Agreement among the Company, Metropolitan Life Insurance Company (“MetLife”), and each of the accredited institutional purchasers named therein (the “Agreement”) pursuant to which the Company agreed to issue and sell $75,000,000 of its 3.25% Series A Senior Notes having a seven-year term (the “2022 Notes”) at a purchase price of 100% of the principal amount of the 2022 Notes, and $75,000,000 of its 3.72% Series B Senior Notes having a twelve-year term (the “2027 Notes”) at a purchase price of 100% of the principal amount of the 2027 Notes. The issuance, sale and purchase of the 2022 Notes and 2027 Notes are subject to the satisfaction of standard closing conditions for private placement term note transactions, and the Company expects that the issuance, sale and purchase of the 2022 Notes and 2027 Notes will close in February 2015. The Company intends to use the net proceeds from the issuance and sale of the 2022 Notes and 2027 Notes pursuant to the Agreement for general corporate purposes, including repaying amounts outstanding under its revolving credit facility.

The Agreement also provides for an uncommitted shelf facility by which the Company may request that MetLife purchase, over the next three years, up to $50,000,000 of additional senior promissory notes of the Company at a fixed interest rate and with a maturity date not to exceed fifteen years (the “Shelf Notes” and together with the 2022 Notes and the 2027 Notes, the “Notes”). MetLife is under no obligation to purchase any of the Shelf Notes. The interest rate of any series of Shelf Notes will be determined at the time of purchase. The proceeds of any series of Shelf Notes will be used as specified in the request for purchase with respect to such series, subject to compliance with the requirement in the Agreement that the proceeds of the Notes will be used only for general corporate purposes.

If and when issued, the 2022 Notes will bear interest at a fixed rate of 3.25% and mature seven years after the original issuance date, and the 2027 Notes will bear interest at a fixed rate of 3.72% and mature twelve years after the original issuance date. In addition, the Company may prepay the Notes, if and when issued, in an amount not less than $1,000,000 in the case of Dollar denominated Notes, £1,000,000 in the case of Sterling denominated Notes and €1,000,000 in the case of Euro denominated Notes (and otherwise in multiples of $100,000, £100,000 or €100,000, respectively) of such series of Notes then outstanding at 100% of the principal amount so prepaid, plus the applicable make-whole amount (as set forth in the Agreement) upon no more than 60 or less than 10 days’ written notice to the holders of the applicable Notes. In addition, if and when the Notes are issued, in the event of a change in control (as defined in the Agreement) of the Company or upon the disposition of certain assets of the Company the proceeds of which are not reinvested (as set forth in the Agreement), at the option of the holders of the Notes, the Company may be required to prepay all or a portion of the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

If and when the Notes are issued, the obligations of the Company under the Notes may be accelerated upon the occurrence of an event of default under the Agreement, which includes customary events of default including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to judgments, an ERISA event and the failure to pay specified indebtedness.

The Agreement contains affirmative, negative and financial covenants customary for agreements of this type. The negative covenants include restrictions on liens, indebtedness of subsidiaries of the Company, priority indebtedness, fundamental changes, investments, transactions with affiliates, certain restrictive agreements and violations of laws and regulations. The financial covenant is a consolidated leverage ratio test. If and when the Notes are issued, the obligations of the Company will be unconditionally guaranteed by each of its subsidiaries that guarantees the obligations of the Company under a material credit facility (but excluding any foreign subsidiary that does not guarantee indebtedness of the Company or any US subsidiaries under a material credit facility).

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure under Item 1.01 is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: December 29, 2014	By:	/s/ Jacqueline L. Studer

Jacqueline L. Studer
Corporate Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Multicurrency Note Purchase and Private Shelf Agreement, dated as of December 19, 2014, among the Company, as issuer, and Metropolitan Life Insurance Company, White Mountains Advisors, LLC, as investment manager, and MetLife Investment Management, LLC, as sub-investment manager for Symetra Life Insurance Company, and MetLife Investment Management, LLC, as investment manager for each of MetLife Insurance K.K., AXIS Reinsurance Company, and Union Fidelity Life Insurance Company, as purchasers.

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